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                                                                    Exhibit 99.1

PRESS RELEASE
FOR:              STRATASYS, INC.

CONTACT:          S. Scott Crump, Chairman and CEO
                  Tom Stenoien, Chief Financial Officer
                  (952) 937-3000 www.Stratasys.com



                              FOR IMMEDIATE RELEASE

          STRATASYS ANNOUNCES $20.65 MILLION PRIVATE PLACEMENT OF STOCK

MINNEAPOLIS, Minn., August 18, 2003 - Stratasys, Inc. (Nasdaq: SSYS), an industry leader in 3D printing and rapid prototyping solutions, today announced it has completed a $20.65 million private placement of common stock to two institutional investors. The Company sold a total of 700,000 shares and issued warrants to purchase additional 105,000 shares of common stock at $34.66 per share.

      The net proceeds to Stratasys, excluding warrants, is approximately $19.5 million. Following the issuance of these shares, the Company will have approximately 6,500,000 total shares outstanding. These Securities are being sold to accredited investors in reliance on Regulation D under the Securities Act of 1933.

      The securities sold in this private placement have not yet been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. However, as part of the transaction, the Company agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission within thirty days for purposes of registering the resale of all of the common stock issued in the private placement. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of Stratasys, Inc. securities under the resale registration statement will be made only by means of a prospectus.
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      STRATASYS, INC. IS IN THE THREE-DIMENSIONAL SOLID IMAGING BUSINESS AS A
MANUFACTURER OF RAPID PROTOTYPING SYSTEMS FOR AUTOMOTIVE, AEROSPACE, INDUSTRIAL, RECREATIONAL, ELECTRONIC, MEDICAL AND CONSUMER PRODUCTS OEMS. THE COMPANY'S PATENTED FUSED DEPOSITION MODELING (FDM) RAPID PROTOTYPING PROCESSES CREATE PRECISION 3-DIMENSIONAL PLASTIC AND WAX PROTOTYPING PARTS DIRECTLY FROM 3-D CAD SYSTEMS. STRATASYS HOLDS OVER 92 GRANTED AND PENDING PATENTS WORLDWIDE FOCUSED ON RAPID PROTOTYPING. THE COMPANY IS LOCATED AT 14950 MARTIN DRIVE, EDEN PRAIRIE, MINNESOTA 55344-2020 AND www.Stratasys.com.

Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties; these include the continued market acceptance and growth of the Company's Dimension, Prodigy Plus, Maxum and Titan product lines; the size of the 3D Printing market; the Company's ability to penetrate the 3D Printing market; our ability to maintain the growth rates experienced in this and preceding quarters; its ability to introduce and market new materials such as polyphenylsulfone and the market acceptance of this and other material; the impact of competitive products and pricing; the timely development and acceptance of new products and materials; and the other risks detailed from time to time in the Company's SEC Reports, including the reports on Form 10-Q for the quarters ended March 31 and June 30, 2003, and Form 10-K for the year ended December 31, 2002.

      This release is available on the Stratasys Website at www.stratasys.com